Exhibit 3.1

Fastenal Company

(Amendments made to the Restated By-laws, adopted effective January 21, 2008)

Article II of the Restated By-laws of the Company has been amended and replaced with the following:

ARTICLE II.

SHAREHOLDERS’ MEETINGS

Section 1. PLACE. Meeting of the shareholders shall be held at the registered offices of the corporation, or at such time other place within or without Minnesota as may from time to time be designated by the Board of Directors of the Chief Executive Officers of the corporation and state in the Notice of Meeting; provided, however, that any meeting called by or at the demand of a shareholder or shareholders shall be held in the county where the principal executive office of the corporation is located.

Section 2. REGULAR MEETINGS. A regular meeting of the shareholders shall be held annually, as soon as convenient after the close of the preceding fiscal year of the corporation, at a time to be fixed by the Board of Directors, for the election of directors and the transaction of other appropriate business.

Section 3. SPECIAL MEETINGS. Special meetings of the shareholders may be called at any time and for any purpose or purposes by a shareholder or shareholders holding ten percent (10%) or more of the voting power of all shares entitled to vote (except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by twenty-five percent (25%) or more of the voting power of all shares entitled to vote) or by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or two or more directors. The business transacted at a special meeting shall be limited to the purposes stated in the notice of the meeting.

Section 4. NOTICE. Written notice of each meeting of shareholders, stating the time and place of the meeting and, in the case of a special meeting, the purpose or purposes for which it is called, shall be given to every holder of shares entitles to vote, at the time (which shall be at least 10 days and not more than 60 days before the date of the meeting) and in the manner required by law.

Section 5. WAIVER; OBJECTIONS. A shareholder may waive notice of a meeting of shareholders. A waiver of notice by a shareholder entitled to notice is effective whether given before, at, or after the meeting, and whether given in writing, orally, or by attendance. Attendance by a shareholder at a meeting is a waiver of notice of that meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

Section 5. QUORUM. The holders of a majority of the voting power of the shares entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except as may be otherwise specifically provided by law, by the Articles of Incorporation or by these laws. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though the withdrawal of a number of shareholders originally present leaves less than a quorum. If a quorum is not present when a duly called or held meeting is convened, a majority of those present may adjourn the meeting to a time and place announced at the time of adjournment, and no further notice of the adjourned meeting shall be required.

Section 7. VOTING. At all meetings of shareholders, every owner of shares entitled to vote may vote in person or by proxy and shall have one vote for each share held. In electing directors, the voting shall be by ballot.

Section 8. CHAIRMAN OF MEETING. The Chairman of the Board shall preside at all meetings of shareholders. In his absence, the Board of Directors may appoint any other officer, or any stockholder, to act as Chairman at the meeting.

Section 1 of Article IV of the Restated By-laws of the Company has been amended and replaced with the following:

Section 1. PRINCIPAL OFFICERS. The Board of Directors may elect from its own number a Chairman of the Board, and shall elect a President and a Treasurer, neither of whom need be a Director. The Chairman of the Board, if elected and present, shall preside at all meetings of the Board and of the shareholders, and shall perform such other duties as may be prescribed by the Board. Unless otherwise determined by the Board, and except as heretofore delegated to the Chairman of the Board, the President shall be and have the duties of Chief Executive Officer of the corporation as set forth in Minnesota Statutes, Section 302A.305, as amended from time to time. Unless otherwise determined by the Board, the Treasurer shall be and have the duties of Chief Financial Officer of the corporation, as set forth in Minnesota Statutes, Section 302A.305, as amended from time to time.

Sections 2, 3 and 4 of Article V of the Restated By-laws of the Company has been amended and replaced with the following:

Section 2. CERTIFICATED AND UNCERTIFICATED SHARES. Subdivision 1. The shares of the corporation shall be either certificated shares or uncertificated shares. Each holder of duly issued certificated shares is entitled to a certificate of shares.

Subdivision 2. Certificates for shares of the corporation shall be in such form as the Board of Directors may from time to time prescribe, and shall be signed by the President or an Executive Vice President and by the Treasurer or an Assistant Treasurer. If certificates are signed by a transfer agent, acting on behalf of the corporation, and a registrar, the signatures of the officers of the corporation may be facsimile.

Subdivision 3. The corporation may determine that some or all of any or all classes and series of the shares of the corporation will be uncertificated shares. Any such determination shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation.

Section 3. TRANSFER AGENT. The Board of Directors may appoint one or more transfer agents and registrars for the transfer and registration of shares of any class, and may require that share certificates shall be countersigned and registered by one or more of such transfer agents and registrars.

Section 4. TRANSFER OF SHARES. Shares of the corporation shall be transferable on the books of the corporation only by the holder of record thereof in person or by a duly authorized attorney. In the case of certificated shares, shares shall be transferred only upon surrender and cancellation of certificates for a like number of shares.